GreenKissNY Inc. 1-A

EXHIBIT 6.5

Common Stock Cancellation Agreement

This Common Stock Cancellation Agreement (this “Agreement”) is made and entered into as of December 7, 2015, by and between GreenKissNY Inc., a Delaware corporation (the “Company”), and Ann Anderson (the “Stockholder”).

Recitals

Whereas, pursuant to a Securities Purchase Agreement, dated as of April 21, 2015, as amended (the “Purchase Agreement”), by and between the Company and the Stockholder, the Company issued Stockholder 47,490,000 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”); and

Whereas, Stockholder orally agreed to cancel an amount of the shares of Common Stock held of record by the Stockholder equal to the amount of shares of Common Stock issued by the Company subsequent to the execution of the Purchase Agreement until an offering statement pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, has been filed with the Securities and Exchange Commission;

Whereas, the Company has issued 1,375,907 shares of Common Stock since the execution of the Purchase Agreement; and

Whereas, the Stockholder and the Company believes it is in the best interests of the Company and its stockholders to cancel 1,375,907 shares of Common Stock held of record by the Stockholder (the “Shares”); and

Whereas, the Stockholder has decided to voluntarily consent to this Agreement and the cancellation of the Shares subject to the terms described herein.

Agreement

In consideration of the foregoing and the mutual promises and covenants herein, the parties hereto, each intending to be legally bound, agree as follows:

1.         Cancellation of the Shares. Effective as of the date hereof, the Shares are hereby cancelled. The Stockholder hereby irrevocably relinquishes any right or interest that the Stockholder may have had, may have or may acquire in the future with respect to each Share.

2.         Return of Outstanding Common Stock Certificates. Immediately upon execution of this Agreement, the Stockholder shall surrender to the Company each certificate evidencing the shares of Common Stock to be cancelled and the Stockholder shall be issued a new certificate evidencing the shares of Common Stock held of record by the Stockholder following cancellation of the Shares.

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3.        Further Assurances. The Stockholder agrees to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the cancellation of the Shares.

4.        Release and Waiver of Claims. The Stockholder hereby releases the Company and its respective officers, directors, employees, stockholders, parents, subsidiaries, affiliates, successors, assigns, agents and attorneys, from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date hereof, including with respect to any form of stock or equity ownership related to the Company.

5.        Legal Advice. The Stockholder acknowledges and represents that the Stockholder has had the opportunity to consult with a legal advisor in connection with this Agreement and that Stockholder is not relying upon the Company for any legal advice.

6.         Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to that State’s conflicts of laws principles.

7.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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In Witness Whereof, this Common Stock Cancellation Agreement has been executed by the parties hereto as of the date first above written.

GREENKISSNY INC.

By:	/s/ Leif Christoffersen

Name:	Leif Christoffersen

Title:	Chief Operating Officer

STOCKHOLDER:

/s/ Ann Anderson
ANN ANDERSON